                                                                     Exhibit 2.1



                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG

                               AGRIBIOTECH, INC.,

                               CLARK SEEDS, INC.,
             a wholly-owned Nevada subsidiary of AgriBioTech, Inc.,

                                   as Buyer,

                                      and

                                  AGWAY, INC.

                                   as Seller



                                August 28, 1998

                            ASSET PURCHASE AGREEMENT
                            ------------------------



     ASSET PURCHASE AGREEMENT (the "Agreement") dated August 28, 1998 (hereinafter referred to as the "Signing Date" or the "Signing") by and among Agway, Inc., a Delaware corporation (the "Seller"), Clark Seeds, Inc., an Idaho corporation (the "Buyer") and AgriBioTech, Inc. ("ABT"), a Nevada corporation.


                              W I T N E S S E T H:
                              - - - - - - - - - -


     WHEREAS, the Buyer is a wholly-owned subsidiary of ABT;

     WHEREAS, the Seller has been engaged in the business of producing, selling and marketing alfalfa, red clover and other farm seed at its facilities in Nampa, Idaho and Powell, Wyoming through its Allied Seed Division (the "Business"), which Business shall cease as currently organized and be reconstituted as a new business of the Buyer; and

     WHEREAS, the Seller wishes to sell and the Buyer wishes to purchase certain tangible and intangible assets associated with the Business (the "Assets").

     NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, representations, warranties and mutual covenants appearing in this Agreement, the parties hereto hereby agree as follows:

     SECTION 1.     SALE AND PURCHASE OF ASSETS.  Upon the terms and subject to
                    ---------------------------
the conditions set forth in this Agreement, at the Closing (as hereinafter defined) effective as of the Effective Date (as hereinafter defined), the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire, accept and take possession of all of the Seller's right, title and interest in and to the following assets of the Seller described below (all of which are hereinafter sometimes referred to as the "Assets," which shall be defined as those assets set forth in Sections 1(a) through 1(q) as of end of business August 28, 1998:

     (a) The Seller's inventory, which relates to the Business (the "Inventory"), as set forth on Schedule 1(a) attached hereto.

     (b) The Seller's land, which relates to the Business (the "Real Property"), as set forth on Schedule 1(b) attached hereto.

     (c) The Seller's buildings and improvements, including storage, which relate to the Business, as set forth on Schedule 1(c) attached hereto.

     (d) The Seller's equipment and machinery, including repair parts, tools and miscellaneous property, which relate to the Business, as set forth on Schedule 1(d) attached hereto.

     (e) The Seller's office furniture and fixtures, which relate to the Business, as set forth on Schedule 1(e) attached hereto.

     (f) The Seller's automobiles, trucks, forklifts and other vehicles, which relate to the Business, as set forth on Schedule 1(f) attached hereto.

     (g) The Assets set forth in subsections (b) through (f) above are sometimes referred to herein as the "Fixed Assets."

     (h) The Seller's pre-paid assets, which relate to the Business, as set forth on Schedule 1(h) attached hereto (the "Pre-Paid Assets").

     (i) The Seller's other assets, which relate to the business, including germplasm and other technology, as set forth on Schedule 1(i) attached hereto (the "Other Assets").

     (j)  Intentionally left blank.

     (k) The Seller's trade name, which relates to the Business, as set forth on
Schedule 1(k) attached hereto.

     (l)  Intentionally left blank.

     (m) The Seller's rights, if any, to varieties, including, but not limited to, all Plant Variety Protection Act ("PVPA") Certificates, which relate to the Business, as set forth on Schedule 1(m) attached hereto.

     (n) The customer list of the Seller, which relates to the Business, as set forth on Schedule 1(n) attached hereto.

     (o) The Seller's goodwill relating to the Business.

     (p) The Assets set forth in subsections (k) through (o) above, along with the non-competition agreements described in Section 3(d) hereof, are sometimes referred to herein as the "Intangible Assets."

     (q)  Intentionally left blank.

     (r) The Assets shall be conveyed free and clear of all liabilities, obligations, liens, security interests and encumbrances of any character whatsoever, excepting only those liabilities and obligations, if any, which are expressly to be assumed by the Buyer hereunder (the "Assumed Liabilities"), as set forth on Schedule 1(r) attached hereto.

          Except for the Assumed Liabilities, if any, the Buyer shall not assume nor be responsible for any liabilities or obligations which relate in any way to the operation of the Business prior to the Effective Date.

     SECTION 2.     PURCHASE PRICE.  In full consideration for the sale,
                    --------------
transfer, conveyance, assignment and delivery of the Assets by the Seller to the Buyer and in reliance upon the representations and warranties made herein by the Seller and for other consideration set forth herein, the Buyer hereby agrees to pay to the Seller at the Closing (as hereinafter defined) a purchase price (the "Purchase Price") of FOURTEEN MILLION AND 00/100 ($14,000,000) DOLLARS together with the Buyer's assumption of the Seller's liabilities pursuant to Section 1(r) of this Agreement. The Purchase Price shall be payable at the Closing as described in Section 3 below.

     The sum of FIVE HUNDRED THOUSAND AND 00/100 ($500,000) DOLLARS shall be paid at Closing as the aggregate consideration for the Non-Competition Agreement of Seller, as anticipated by Section 3(c) below. This consideration is to be paid in addition to the Purchase Price.

     SECTION  3.    DESCRIPTION OF COMPONENTS OF PURCHASE PRICE AND OTHER
                    -----------------------------------------------------
PAYMENTS.
--------

     (a) Payment of Purchase Price to the Seller at Closing.  Upon the
         --------------------------------------------------
completion by the parties of their respective closing conditions under this Agreement (unless waived in writing by the parties hereto), the Buyer shall pay to the Seller the Purchase Price, payable in immediately available funds by Fedwire or other method reasonably acceptable to Seller, in exchange for delivery of the Assets at the Closing.

     (b) Portion of Purchase Price to be Held in Escrow.  At the Closing, Buyer
         ----------------------------------------------
shall deposit $300,000 of the Purchase Price with the Escrow Agent in accordance with the Escrow Agreement attached as Exhibit 3(b). The funds held by the Escrow Agent, and any interest or investment earnings thereon, are referred to herein as the "Escrow Funds." The Escrow Funds shall be made available to ABT and the Buyer in the event of any claims arising pursuant to Section 9(b) hereof for which ABT or the Buyer is entitled to payment, subject to the $50,000 threshold set forth in Section 9(d) hereof.

          The Escrow Funds shall be reduced to the levels set forth in the following schedule:

      DATE                                    ESCROW FUNDS
      ----                                    ------------
      CLOSING                                     $300,000
      FIRST ANNIVERSARY OF CLOSING DATE            200,000
      SECOND ANNIVERSARY OF CLOSING DATE           100,000
      THIRD ANNIVERSARY OF CLOSING DATE              -0-

     Excess Escrow Funds held by the Escrow Agent at such times shall be paid to Seller in accordance with the Escrow Agreement.

     (c) Non-Competition Agreement.  In addition to the purchase and sale of the
         -------------------------
Assets as described above, at the Closing, Seller shall enter into a Non-Competition Agreement with the Buyer in the form annexed hereto as EXHIBIT 3(c).

     (d)  Intentionally left blank.

     (e) Effective Date of the Sale.  The parties hereto agree that the purchase
         --------------------------
and sale of the Assets and the assumption of the Assumed Liabilities shall be accounted for as if such transactions had occurred at the end of business on August 28, 1998 (the "Effective Date") regardless of when the Closing in fact occurs. The Buyer shall realize any operating profit or loss from the operation of the Business of the Seller after the Effective Date. Accordingly, the Seller agrees to consult the Buyer on any material issues or contracts which relate to a period of time beyond the Effective Date. Furthermore, the Seller agrees not to enter into any new capital obligations or capital expenditures which relate to the Business prior to the Closing Date.

     SECTION 4.     EXCLUDED ASSETS.
                    ---------------

     (a) The Seller shall retain ownership of all of the assets of the Business, except for those assets transferred to the Buyer pursuant to this Agreement, including, but not limited to, the corporate records (but not the business records) of the Business, and those assets more specifically listed on Schedule 4(a)(1) ,attached hereto (the "Excluded Assets"). The Seller shall retain ownership of the Accounts Receivable of the Business accrued as of the Effective Date (the "Seller's Accounts Receivable") as set forth as Schedule 4(a)(2). The Seller shall be responsible for collecting Seller's Accounts Receivable, and the Buyer or ABT shall transfer or deliver to the Seller from time to time (but not less than weekly), promptly upon receipt thereof by the Buyer or ABT, all cash or other property due the Seller that the Buyer may receive in respect of any Seller's Accounts Receivable.

     (b) ABT and Buyer shall allow Seller and its representatives and professional advisers access to all business records of the Business that relate to conduct of the Business prior to Closing. Such access shall be related to a bona fide business interest of Seller, and shall be conducted during normal business hours following forty-eight (48) hour advance notice of the need to review such records. Seller may also make and retain copies of any such business records it determines appropriate either before or after Closing.

     SECTION 5.     NON-ASSUMPTION OF LIABILITIES.  It is understood and agreed
                    -----------------------------
by the parties hereto that the Assets will be sold, conveyed, transferred and assigned to the Buyer at the Closing free and clear of all liens, charges and encumbrances whatsoever, and it is further understood and agreed by the parties hereto that the Buyer does not assume, accept or undertake any obligations, commitments, duties, debts or liabilities of any kind whatsoever (the "Obligations"), except for the Assumed Liabilities assumed by the Buyer pursuant to this Agreement as listed in Schedule 1(r) attached hereto.

     SECTION 6.     CLOSING.  The closing of the sale and purchase of the Assets
                    -------
provided for in Sections 1 and 2 of this Agreement (the "Closing") shall take place at the offices of Seller's attorney in Boise, Idaho on the 28th day of August 1998, or such other time and place as the parties may agree. The day on which the Closing occurs is sometimes hereinafter referred to as the "Closing Date."

     SECTION 7.     REPRESENTATIONS AND WARRANTIES OF THE SELLER.  The Seller
                    --------------------------------------------
warrants and represents to the Buyer and ABT as follows:

     (a) Title.  Except as set forth in SCHEDULE 7(a) of this Agreement, the
         -----
Seller owns, and at the Closing shall have, good, valid, insurable and marketable title to the Assets and full right to transfer title to the Assets free and clear of all liens, mortgages, charges, liabilities, claims, security interests or encumbrances of every type whatsoever, except the Assumed Liabilities, statutory liens and liabilities created by Buyer.

          Except as set forth in SCHEDULE 7(a) of this Agreement, the sale, conveyance, transfer and delivery of the Assets by the Seller to the Buyer pursuant to this Agreement will transfer full legal and equitable right, title and interest in the Assets to the Buyer, free and clear of all liens, mortgages, charges, claims, liabilities, security interests and encumbrances of any nature whatsoever, except the Assumed Liabilities, statutory liens and liabilities created by Buyer.

     (b) Capacity; Organization; Existence.  The Seller has full capacity to
         ---------------------------------
enter into and perform under this Agreement, and all other agreements to be entered into in connection with the transactions contemplated hereby (the "Other Agreements") and to consummate such transactions; and no other consent or joinder of any other persons or corporations is required. This Agreement has been, and each of the Other Agreements executed by the Seller hereunder will at the Closing, be duly authorized, executed and delivered by the Seller. This Agreement constitutes, and each of the Other Agreements executed by the Seller will constitute, the legal, valid and binding obligations of the Seller enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles. The Seller is duly organized and validly existing under the laws of the State of Delaware. The Seller has full corporate power and authority to conduct its business as it is now being conducted and is duly qualified to do business in each jurisdiction where the nature of the property owned or leased, or the nature of the business conducted by the Seller requires such qualification. With respect to the Business, the Seller has all necessary licenses and authority to operate its business as now being conducted in the States of Idaho and Wyoming.

     (c) Legal Proceedings; Claims.  Except as set forth in SCHEDULE 7(c) of
         -------------------------
this Agreement, the Seller is not a party to any pending litigation, arbitration or administrative proceeding or investigation, with respect to or relating to the Assets or the Business and, to the Seller's best knowledge and belief, no litigation, arbitration or administrative proceeding or investigation that would have a material adverse effect on the Assets or the Business is threatened. Except as set forth in SCHEDULE 7(c) of this Agreement, there are no warranty claims or other claims relating to any products sold by the Seller's Business.

     (d) Trade Name.  With respect to the Business, the Seller owns or has the
         ----------
right to use the trade name set forth on SCHEDULE 7(d). The Seller has not granted, and will not grant prior to the Closing, licenses or other rights to use such trade. Except as disclosed in SCHEDULE 7(d), no other trade names or trademarks are owned or used by the Seller exclusively in relation to the Business. To the Seller's best knowledge and belief, the operation of the Business does not infringe on the trade names, trademarks or any other intellectual property rights of any third party. To the Seller's best knowledge, no claim has been made that there is any such infringement. To the Seller's best knowledge and belief, no trade name or trademarks of any person infringes the trade names or trademarks which relate to the Business.

     (e)  Intentionally left blank.

     (f) Description of Material Contracts.  SCHEDULE 7(f) contains a complete
         ---------------------------------
and correct list as of the date hereof of all agreements, contracts and commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder, of the following types, written or oral (the "Material Agreements") which relate to the Business and to which the Seller is a party or by which it or any of its properties are bound, as of the date hereof:

          (i) mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (ii) employment and consulting agreements with annual compensation in excess of $40,000; (iii) collective bargaining agreements; (iv) bonus and incentive, profit-sharing, compensation, stock purchase and stock option, pension, retirement, deferred compensation, hospitalization and other life, health or disability insurance, holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount, policy manuals, or other plans, agreements, trusts, funds or arrangements for the benefit of employees (whether or not legally binding); (v) sales agency, manufacturer's representative or distributorship agreements; (vi) agreements, orders or commitments for the purchase by the Seller of materials, supplies or finished products exceeding

$5,000 in the aggregate from any one person; (vii) agreements, orders or commitments for the sale of products or services exceeding $5,000; (viii) agreements or commitments for capital expenditures in excess of $5,000 for any single project (it being warranted that the commitment for all undisclosed contracts for such agreements or commitments does not exceed $5,000 in the aggregate); (ix) agreements relating to research; (x) agreements relating to PVPA Certificates or licenses or other rights to use PVPA Certificates; (xi) agreements relating to the payment of royalties; (xii) seed purchase contracts or other contracts with growers; (xiii) brokerage or finder's agreements; (xiv) joint venture agreements; and (xv) other agreements, contracts and commitments that individually or in the aggregate for any one party involve any expenditure by the Seller of more than $5,000. All of the Material Agreements constitute valid and legally binding obligations of the parties thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles, are in full force and effect and, except as otherwise specified in Schedule 7(f), are validly assignable to the Buyer without the consent of any party so that, after the assignment thereof to the Buyer pursuant hereto, the Buyer will be entitled to the full benefits thereof. There is not under any Material Agreement any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights under any Material Agreement. The Seller has not received any notice of termination of any Material Agreement. True and complete copies of all of the Material Agreements have been delivered to the Buyer.

     No agreement, contract, commitment, obligation or undertaking listed on
Schedule 7(f) to which the Seller is a party or by which any of its properties are bound, except as specifically set forth in Schedule 7(f), contains any provision which materially adversely affects or in the future may (so far as the Seller can now foresee) materially adversely affect the Assets.

     (g) Default; Violations or Restrictions.  The Seller is not in default
         -----------------------------------
under, nor has any event occurred which, with the lapse of time or action by a third party, could result in a default under any outstanding note, indenture, mortgage, contract or agreement to which it is bound, relating to the Assets. Except as disclosed in SCHEDULE 7(g), the execution, delivery and performance of this Agreement and of any agreement to be executed and delivered by the Seller pursuant hereto, and the consummation of any of the transactions contemplated hereby or thereby will not (or with the giving of notice or the lapse of time or both would) violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation or acceleration or otherwise be in conflict with or result in a loss of contractual benefits to the Seller, as such relates to the Assets, under any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal or any of the terms, conditions or provisions of any contract, lease, note, bond, mortgage, deed of trust, indenture, license, security agreement, agreement or other instrument or obligation by which the Seller is a party or by which it may be bound, or require any consent, approval or notice under the laws of any such document or instrument; or result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Assets.

     (h) Court Orders and Decrees.  Except as set forth on SCHEDULE 7(h), the
         ------------------------
officers of the Seller have not received written or oral notice that there is outstanding, pending, or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the Assets.

     (i) Approvals and Authorizations.  The Seller has obtained all necessary
         ----------------------------
consents, approvals or authorizations in connection with the transactions contemplated hereby that are required by law or otherwise in order to make this Agreement binding upon the Seller, except for those consents, approvals or authorizations which individually or in the aggregate would not have a materially adverse effect on the Assets or the Business.

     (j) Governmental Licenses.  SCHEDULE 7(j) attached hereto contains a
         ---------------------
correct and complete list of all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are required in connection with the Seller's execution, delivery or performance of this Agreement, all of which have been obtained and are in full force and effect. The Seller has not received any notice of any violation with respect to any such consent, permit, license or other regulatory order that remain unabated. Except as set forth on SCHEDULE 7(j), the Seller is in compliance with all Laws and Environmental Laws material to the Business, their properties or operation as presently conducted.

     (k) Hazardous Material and Nuisance.  Except as disclosed on SCHEDULE 7(k)
         -------------------------------
attached hereto, there are no known claims or potential claims which may exist against the Seller relating to the Business and/or the Assets, for, with respect to, or as direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging, from the real property of the Seller of any "Hazardous Material," including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liabilities Act ("CERCLA"), any so-called "Super Fund" or "Super Lien" law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree now or at any time hereafter in effect, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material.

     (l) Employee Benefit Plans.  Except as disclosed on SCHEDULE 7(l) attached
         ----------------------
hereto, there is not now nor, since the Seller has owned the Business, has there ever been any "Employee Benefit Plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any other profit sharing, deferred compensation, bonus, stock option, stock purchase, pension or other compensation plan, or any other plan or arrangement to benefit employees maintained or contributed to by the Seller or any person, firm or corporation (an "Affiliate") which are members of a "controlled group of corporations" (within the meaning of Section 414(b) of the Code, except that 50% will be substituted for 80% in Section 1563(a) of the Code) with the Seller and in which any of the employees of the Seller or any Affiliate participates or is eligible to participate. No funding deficiency exists or has existed with respect to any Employee Benefit Plan covering any present or former employee of the Seller or any Affiliate which may cause or result in a lien upon any of the Assets.

     (m) Absence of Certain Business Practices.  Neither the Seller, nor to its
         -------------------------------------
best knowledge and belief, any of its officers, employees or agents acting on its behalf, nor any other person acting on its behalf, has, directly or indirectly, within the past three (3) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist the Seller in connection with any actual or proposed transaction) that (i) might subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) if not given in the past would have had an adverse effect on the assets, business or operation of the Business and if not continued in the future, would adversely affect the Assets, the Business or its operations or prospects.

     (n) Brokers.  The Seller has not entered into and will not enter into any
         -------
agreement, arrangement or understanding with any person or firm which will result in an obligation of the Buyer or ABT to pay any finder's fee, brokerage commission, or similar payment in connection with the transactions contemplated by this Agreement.

     (o) Financial Statements.  The Seller has delivered to the Buyer during the
         --------------------
process of the Buyer's due diligence investigation copies of all financial statements requested by the Buyer (hereinafter collectively called the "Financial Statements") and which are attached hereto as EXHIBIT 7(O). The Financial Statements were prepared by management of the Seller in the ordinary course of business for periods through and including the month ended August 28, 1998, 1998 (the "Balance Sheet Date") and are complete and correct as shown on and as prepared from the books and records of the Seller and fairly present the financial condition of the Seller as at their respective dates and the results of the Seller's operations for the periods covered thereby, and are true and correct statements of the financial condition of the Seller at such Balance Sheet Date, and do not include or omit to state any fact which renders such Financial Statements false or misleading. The Financial Statements of the Business as of and for the period ended August 28, 1998 reflect the consistent application of accounting principles throughout the periods involved, but do not contain footnotes and may not be prepared in accordance with generally accepted accounting principles ("GAAP"), and might be regarded as misleading in the absence of the explanations usually included in such footnotes.

     (p) Absence of Undisclosed Liabilities and Conditions.  Except as and to
         -------------------------------------------------
the extent reflected or reserved against on the face of the Financial Statements, or as set forth on SCHEDULE 7(p) attached hereto, as of the Closing Date, the Business had no debts, liabilities or obligations (whether due or to become due, absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Business' income, or its period prior to the

Closing or any other debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Closing Date, whether or not then known, due or payable. The Financial Statements do not include any assets or liabilities of any entity other than the Seller nor any expense of any entity other than the Seller. The Seller has no knowledge of any currently existing facts that materially adversely affect or are likely in the future to materially adversely affect the Assets.

     (q) Compliance With Laws.  Except as disclosed on SCHEDULE 7(q), the
         --------------------
operations and activities of the Business concerning the Assets have previously and continue to comply in all respects with all material Federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the "Laws"), as in effect on or before the date of this Agreement, including, without limitation, all Laws relating to seed labeling and all rules and regulations of the Occupational Safety and Health Administration. Neither the ownership nor use of the Assets nor the conduct of the Business as presently conducted conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the Seller's Certificate of Incorporation or Bylaws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding (hereinafter collectively referred to as "Liens"), or Laws to which the Seller is a party or by which it or the Assets may be bound or affected. The Seller has not received any notice or communication from any third party asserting a failure to comply with any Laws, nor has the Seller received any notice that any authority or third party intends to seek enforcement against it to compel compliance with any such Laws. The Seller has no knowledge that any third party may assert a failure to comply with any Laws, nor has the Seller any knowledge that any authority or third party intends to seek enforcement against it to compel compliance with any such Laws.

     (r) Taxes.  As of the Closing Date, all taxes, including, without
         -----
limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, to the extent they are due, and all interest and penalties thereon, imposed by any governmental entity whatsoever, which are due or payable by the Seller in connection with the Business, have been paid in full, all tax returns required to be filed in connection therewith have been timely filed and all deposits required by law to be made by the Seller with respect to employee's withholding taxes have been duly made. The Seller has not been delinquent in the payment of any tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it. Except for amounts accrued, but not payable as of the Effective Date, (i) the Seller is not liable for the payment of any taxes relating to the Assets or the operation of the Business, and (ii) the Buyer shall have no liability for any taxes related to the ownership or operation of the Assets or the Business prior to the Effective Date. The Seller does not know of any tax deficiency or claim outstanding, proposed, or assessed against it with respect to any taxes, including, without limitation, income, property, sales, use, franchise, valued-added, employees' income withholding, and social security taxes imposed by the United States or by an foreign country or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country, or by any other taxing authority that could have a material effect on the Buyer, the Assets, or the Business, or result in the imposition of a tax lien upon any of the Assets.

     (s) Absence of Changes or Events.  Without limiting the foregoing, since
         ----------------------------
the Balance Sheet Date and through the Signing Date, there has been no material adverse change in the Business. Except as set forth in SCHEDULE 7(s) attached hereto, since the Balance Sheet Date, the Seller has conducted its business only in the ordinary course and has not:

          (i) Incurred any obligation or liability, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice, none of which liabilities materially and adversely affects the Assets or the Business;

          (ii) Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction on any of the Assets;

          (iii) Except for the sale of Inventory, in the ordinary course of business, sold, transferred, leased to others or otherwise disposed of any of the Assets;

          (iv) Received any notice of termination of any agreement or suffered any damage, destruction or loss which has had or, with the passage of time, could have a materially adverse effect on the Assets or the Business;

          (v) Made any change in its pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

          (vi) Suffered any change, event or condition which, has had or may have a materially adverse effect on the Assets, the Business or the operations or prospects thereof;

          (vii) Entered into any transaction, contract or commitment other than in the ordinary course of business which had a material adverse effect on the Assets or the Business; or

          (viii) Instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Seller, the Assets or the Business.

     (t) Inventory.  The Inventory of the Seller (a) has been purchased in the
         ---------
ordinary course of business, (b) has been fully paid for unless otherwise reflected in the Financial Statements, (c) is marketable or adequate provision for obsolescence has been provided, and (d) the Seller knows no reason that would make such Inventory, taken as a whole, not marketable.

     (u)  Labor Relations.  The Seller, in connection with the Business, is not
          ---------------
(i) a party to any collective bargaining agreement relating to any of its employees and its employees have not recognized, are not required to recognize, and have not received a demand for recognition by, any collective bargaining representative, (ii) a party to any contract with and has no liability to any of its employees, agents, consultants, officers, sales representatives, distributors or dealers that is not cancelable by the Seller without penalty on not more than thirty (30) days' notice, except as set forth on SCHEDULE 7(u) attached hereto, (iii) subject to any strike or work stoppage in effect or threatened against the Business nor has any strike or work stoppage been authorized by any order, writ, injunction or decree of any court or federal, state, municipal or other governmental agency or instrumentality.

    (v)  Customer Lists.  With respect to the Business, all agreements,
         --------------
arrangements or commitments with or respecting any customer of the Seller to which the Seller is a party or is bound have been described in SCHEDULE 1(n) attached hereto, except for those not involving a consideration of at least $1000 per annum.

     (w) Books and Records.  With respect to the Business, the books and records
         -----------------
of the Seller are, in all material respects, complete and correct and have been maintained in accordance with standard business practice.

     (x) Insurance.  SCHEDULE 7(x) contains a correct and complete description
         ---------
of all policies of insurance by or on behalf of the Seller in which the Seller is named as an insured party, beneficiary or loss payable payee. The Seller has at all times prior to the date hereof maintained and will at all times prior to the Closing Date maintain such insurance coverage. There is no default notice of cancellation or non-renewal with respect to any material provision contained in any such policy. SCHEDULE 7(x) contains a correct and complete description of all outstanding insurance claims in excess of $5,000 made by or against the Seller for damage to or loss of property or income which have been referred to insurers or which the Seller believes to be covered by commercial insurance within the five years preceding the Effective Date.

     (y) Rights of Third Parties.  Other than as disclosed in SCHEDULE 7(y), or
         -----------------------
specifically provided for in this Agreement, the Seller has not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of the Seller, and no person or other corporation has any right to possession, use or occupancy of any of the property of the Seller.

     (z) Relationships with Vendors and Customers.   Other than the transactions
         ----------------------------------------
contemplated by this Agreement, the Seller has no knowledge of any present conditions or state of facts or circumstances which would materially adversely affect the Business after the Closing Date. The Seller's relationships with its material customers, clients and vendors are satisfactory, and, other than as disclosed in SCHEDULE 7(z), the Seller has no knowledge of any facts or circumstances which might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships. The Seller has no knowledge of any material outstanding claims of any of its customers or clients presently outstanding, pending or threatened against them. The Seller has no knowledge of any present condition or state of facts or circumstances which would prevent the Business from being carried on by the Buyer after the Closing Date in essentially the same manner as it is presently being carried on.

     (aa)  Schedules.  The Seller has delivered to the Buyer complete and
           ---------
correct Schedules, in form and substance reasonably acceptable to the Buyer, as of the Signing Date, and complete and correct copies of the documents and other material from which such schedules were compiled.

     (bb)  Accuracy. No representation, warranty, covenant or statement by the
           --------
Seller in this Agreement, the Schedules attached hereto and the certificates or other documents furnished or to be furnished to the Buyer pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not false or materially misleading.

     SECTION 8.     REPRESENTATIONS AND WARRANTIES OF THE BUYER AND ABT.  Each
                    ---------------------------------------------------
of the Buyer and ABT, jointly and severally, warrants and represents to the Seller as follows:

     (a) Capacity.  The Buyer and ABT have full right, power and capacity to
         --------
execute, deliver and perform their respective obligations under this Agreement and the other documents required to be executed by the Buyer or ABT in connection herewith and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, constitute a breach of any term or provision of the certificate of incorporation or by-laws of the Buyer or ABT or constitute a default under any material law, rule, regulation, indenture, instrument, mortgage, deed of trust, or other agreement or instrument to which the Buyer or ABT is a party or by which they are bound.

     (b)  Organization.
          ------------
          (i) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho, and the Buyer has corporate power and authority to carry on its business as now conducted and as will be conducted as supplemented by the Business, and to own, lease or operate the properties and assets now used by it in connection therewith and the Assets.

          (ii) ABT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and ABT has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith. ABT is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary. All of the ABT Shares are validly issued, fully paid and nonassessable.

     (c) Consents and Approvals.  No governmental license, permit or
         ----------------------
authorization, and no registration or filing with any court, governmental authority or regulatory agency, is required in connection with the Buyer's and ABT's execution, delivery or performance of this Agreement. The Buyer and ABT each shall execute, deliver and perform its obligations under this Agreement and no consent or other approval or any other party is required to be obtained by the Buyer or ABT in connection with the transactions contemplated hereby.

     (d) Legal Proceedings.  Neither ABT nor the Buyer is a party to or affected
         -----------------
by any pending litigation, arbitration or any governmental proceeding or investigation that would in any manner affect its entering into this Agreement or performing the transactions contemplated hereby or that might result in any material and adverse change in the financial condition, business or properties of the Buyer or ABT and to the best of their respective knowledge no such litigation, arbitration, proceeding or investigation is threatened.

     (e)  Accuracy. No representation, warranty, covenant or statement by the
          --------
Buyer or ABT in this Agreement, any Exhibit attached hereto, the Schedules attached hereto and the certificates or other documents furnished or to be furnished to the Sellers pursuant hereto (including the Schedules, if any, provided for in this Section 8 and Exhibits thereto), contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not false or materially misleading.

     (f) Binding Obligation.  This Agreement, and any other agreement required
         ------------------
to be delivered by the Buyer or ABT pursuant to this Agreement, has been duly executed and delivered by the Buyer and ABT and constitutes the legal, valid and binding obligation of the Buyer and ABT, enforceable against the Buyer and ABT in accordance with its terms, except to the extent that such enforceability may be limited by general principles of equity or bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally. All action of the Board of Directors of the Buyer and ABT and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly taken.

     (g) Brokers; Finders.  No agent, broker, investment banker, person or firm
         ----------------
acting on behalf of the Buyer or ABT or any firm or corporation affiliated with the Buyer or ABT or under their authority is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from the Seller or any person or entity affiliated with the Seller in connection with any of the transactions contemplated hereby.

     SECTION 9.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.
                 -----------------------------------------------------------

     (a) Survival of Representations and Warranties.  All representations and
         ------------------------------------------
warranties made by the Seller or the Buyer and ABT in this Agreement, including, without limitation, all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive the Closing until and through the second anniversary of the Closing Date (the "Survival Date") provided, however, that all representations and warranties made by the Seller in Sections 7(k), 7(l) and 7(q) and 7(r) hereof shall survive the Closing until and through one
(1) year after the expiration of the applicable statute of limitations (the "Extended Survival Date").

     (b) Indemnification by Seller.  The Seller hereby agrees to indemnify,
         -------------------------
defend and hold harmless the Buyer and ABT from and against all liabilities, losses, costs or damages whatsoever (including expenses and reasonable fees of legal counsel) (collectively, "Damages"), arising out of or from or are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 7 made by the Seller; (ii) the non-performance by the Seller in any material respect of any covenant, agreement or obligation to be performed by the Seller under this Agreement; (iii) the non-compliance of the provisions of any applicable bulk transfer laws in connection with the sale of the Assets to the Buyer; (iv) any liability relating to the Business prior to the Signing Date other than the Assumed Liabilities set forth on SCHEDULE 1(r);
(v) any legal proceedings; (vi) any potential environmental claim that relates to a condition that arose out of Seller's conduct on the property prior to the Closing and to the extent it has not accrued on Seller's financial statements;
(vii) any liability relating to the Seller's Employee Benefit Plans, set forth on SCHEDULE 7(l), prior to the Signing Date; and (viii) any liability relating to the Seller's termination of employees of the Business. Except with respect to any potential environmental claims, such indemnity shall expire on August 28, 2001.

     Notwithstanding any provision of this Agreement to the contrary, Seller shall defend and hold harmless the Buyer and ABT from and against all Damages arising out of or from or based upon the matter described on Schedule 7(k). This indemnification shall be unlimited both as to duration as well as to the amount of damages.

     (c) Indemnification by Buyer.  The Buyer and ABT hereby agree to indemnify,
         ------------------------
defend and hold harmless the Seller from and against all Damages arising out of or from or that are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 8 made by the Buyer; (ii) the non-performance by the Buyer in any material respect of any covenant, agreement or obligation to be performed by the Buyer under this Agreement; (iii) the Assumed Liabilities set forth on Schedule 1(r); and (iv) any liabilities arising out of the operations of the Business by Buyer after the Closing Date.

     (d)  Defense of Claims.  Whenever any claim shall arise for indemnification
          ------------------
hereunder, the party entitled to indemnification hereunder (the "Indemnitee") shall notify the indemnifying party (the "Indemnitor") in writing within 30 days after the Indemnitee has actual knowledge of the facts constituting the basis for such claim (the "Notice of Claim"). The Notice of Claim shall specify all facts known to the Indemnitee giving rise to such indemnification claim and the amount or an estimate of the amount of the liability arising therefrom.

          If the facts giving rise to any such indemnification shall involve any actual, threatened or possible claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate at its expense through co-counsel of its own choosing) to contest or defend such claim at its expense and through counsel of its own choosing if the Indemnitor gives written notice of its intention to do so to the Indemnitee within 10 days after receipt of the Notice of Claim; provided that Indemnitor diligently prosecutes or defends such claim.

          The Indemnitee shall not settle any claim which would give rise to liability on the part of the Indemnitor under the indemnity contained in this Section without the written consent of the Indemnitor, which consent shall not unreasonably be withheld. If a reasonable firm offer is made to settle a claim or litigation defended by the Indemnitee and the Indemnitor refuses to accept such offer within 20 days after receipt of written notice from the Indemnitee of the terms of such offer, then, in such event, the Indemnitee shall continue to contest or defend such claim and shall be indemnified pursuant to the terms hereof. Provided, however, that in the event the Indemnitor refuses to accept such reasonable offer to settle a claim as described above and the Indemnitee continues to contest or defend such claim, the indemnification provided for herein shall be deemed to include the value of management's time spent in connection with the defense of such claim. If a firm offer is made to settle a claim or litigation and the Indemnitor notifies the Indemnitee in writing that the Indemnitor desires to accept and agree to such settlement, but the Indemnitee elects not to accept or agree to it, the Indemnitee may continue to contest or defend such claim or litigation and, in such event, the total maximum liability of the Indemnitor to indemnify or otherwise reimburse the Indemnitee hereunder with respect to such claim or litigation shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnitor desires to accept such settlement.

          For the purposes of the preceding paragraph, the question of whether a settlement offer is reasonable shall be determined by considering whether the Indemnitee regards the offer as reasonable and, if a final settlement has been reached, whether the offer was within ten percent (10%) of the amount of such final settlement.

          In settlement of indemnification to which the Indemnitee is entitled under this Section 9, the amount of any loss, liability or damage as to which the Indemnitee is otherwise entitled to indemnity shall be reduced by the amount of insurance proceeds previously paid, if any, to the Indemnitee in cash with respect to such loss, liability or damage, and any claim held by the Indemnitee for the payment of insurance proceeds in respect of the matter then being settled shall be assigned to the Indemnitor at the time of such settlement. At the request of the Indemnitor, the Indemnitee shall use its reasonable efforts (at the Indemnitor's expense) to assist the Indemnitor in obtaining any such insurance payment.

          Notwithstanding any provision of this Agreement to the contrary, no claim for indemnification pursuant to this Section 9 by the Indemnitee shall be asserted or claimed except to the extent of damages exceeding, in the aggregate, the sum of $50,000.

          Notwithstanding any provision of this Agreement to the contrary, neither Seller's nor Buyer's maximum liability for indemnification shall exceed the Purchase Price.

     SECTION 10.    COVENANTS OF THE SELLER.  The Seller hereby covenants and
                    -----------------------
agrees:

     (a)  Further Assurances. The Seller hereby agrees that from time to time at
          ------------------
the reasonable request of the Buyer or ABT, and without further consideration, to execute and deliver such additional instruments and to take such other action as the Buyer or ABT may reasonably require to convey, assign, transfer and deliver the Assets and otherwise to carry out the terms of this Agreement.

     (b)  Access to Information; Confidentiality.
          --------------------------------------

          (i) Subsequent to the date hereof and prior to the Closing Date, the Seller will continue to give to the Buyer, ABT, their counsel, accountants, and other representatives, full and free access to all books, contracts, commitments and records of the Seller relating to the Assets so that the Buyer and ABT may have full opportunity to make such investigation as they shall desire. Prior to the Closing, ABT and Buyer shall notify in writing Seller of any information or knowledge obtained either independently or as a result of any such investigation of the Seller which would constitute a breach of any representation or warranty. In such event, Buyer's and ABT's sole remedy shall be to terminate this Agreement, provide Seller with reasonable time to cure the breach or accept the information as having been properly disclosed.

          (ii) From and after the date of this Agreement until the Closing or the termination of this Agreement, the Seller and its representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to Seller in the course of its negotiations and the Buyer's and ABT's due diligence review and will in no event use any such confidential information for any purpose other than for the evaluation of the transactions contemplated herein and in the event of termination of this Agreement will destroy all copies of documentation that ABT or Buyer may have delivered to Seller and will not use any confidential information from the Buyer or ABT for its own benefit.

     (c)  Closing Documents.  The Seller shall execute and deliver all
          -----------------
instruments and documents required under Section 12 as a condition precedent to the Closing hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

     (d)  Conduct of Business.  From the date of this Agreement to the Closing
          -------------------
Date, except as expressly disclosed in the Schedules to this Agreement, the Seller shall conduct its operations as engaged in at the date of this Agreement according to its ordinary course of business, shall maintain its records and books of account in a manner that fairly and currently reflects its financial condition and results of operations and shall not engage in any transactions other than as contemplated by this Agreement.

     (e) If the Closing occurs after the Effective Date, Seller shall enter into a management service agreement to enable Buyer and ABT to fully operate the Business, subject to the rights of termination in Section 18.

     SECTION 11.    COVENANTS OF THE BUYER AND ABT.  The Buyer and ABT hereby
                    ------------------------------
covenant and warrant as follows:

     (a) Noninterference.  The Buyer and ABT shall not take or omit to take any
         ---------------
action that (i) if taken or omitted on or before the date of this Agreement, would make untrue any of the representations and warranties contained in Section 8 of this Agreement, or (ii) would interfere with the Buyer's or ABT's ability to perform or would prevent performance of any of its obligations under this Agreement or any of the other agreements or instruments provided for herein.

     (b) Closing Documents.  The Buyer and ABT shall execute and deliver all
         -----------------
instruments and documents required under Section 16 as a condition precedent to the Closing hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

     (c) Confidentiality.  From and after the date of this Agreement until the
         ---------------
Closing or the termination of this Agreement, the Buyer and ABT and their respective employees and representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to either of them in the course of their negotiations and the Buyer's and ABT's due diligence review of Seller and will in no event use any such confidential information for any purpose other than for the evaluation of the transactions contemplated herein and in the event of termination of this Agreement will destroy all copies of documentation which Seller may have delivered to ABT or Buyer and will not use any confidential information from the Seller for their own benefit.

     (d) Employees.  All employees of the Seller employed solely in connection
         ---------
with the Business shall be terminated effective as of September 25, 1998. The Seller shall pay all such employees all compensation, including compensation for accrued vacation time, earned by them for the period January 1, 1998 through September 25, 1998. Seller shall continue its payroll, including benefits, for the account of the Buyer through September 25, 1998. Buyer shall reimburse Seller for such service in an amount equal to Seller's cost plus 30%. The Buyer thereafter shall use its best efforts to hire all of the Seller's employees subject to each such employee complying with customary ABT employee practices. The Buyer will facilitate the transfer of such employees to the Buyer's standard benefit plans, subject to the eligibility requirements contained therein. For all such employees, the Buyer shall deem the period of employment with the Seller to be employment with the Buyer for benefit plan eligibility and vesting purposes if such employees comply with customary ABT employee practices.

     SECTION 12.    CONDITIONS PRECEDENT TO THE BUYER'S AND ABT'S OBLIGATIONS.
                    ---------------------------------------------------------
The obligations of the Buyer and ABT under this Agreement are subject to the following conditions (any of which may be waived in writing in whole or in part by the Buyer or ABT):

     (a) There shall not have been any breach of the representations, warranties, covenants and agreements of the Seller contained in this Agreement or the Schedules hereto and all such representations and warranties shall be true at all times on or before the Closing as if given at such times, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

     (b) The Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Buyer.

     (c) The Buyer shall have received a certificate dated the date of the Closing and signed by the Seller, certifying that the conditions specified in subsections (a) and (b) above have been fulfilled.

     (d) The Buyer shall have received a certificate dated the date of the Closing and signed by the Seller, certifying that there has been no material adverse change in the Assets since the Signing Date.

     (e)  Intentionally left blank.

     (f) The Buyer shall have received a written opinion of counsel for the Seller dated as of the Closing Date, in the form of Exhibit 12(f) hereto.

     (g) The Buyer shall have received a bill of sale or bills of sale and documentation and such other good and sufficient instruments of transfer and conveyance as, in the reasonable opinion of counsel to the Buyer, shall be effective to vest in the Buyer good and valid title to the Assets, as herein provided.

     (h) The Buyer shall have received certified copies, reasonably satisfactory in form and substance to the Buyer, of all such corporate documents of the Seller as the Buyer shall reasonably require, including without limitation the following:

          (i) the Certificate of Incorporation of the Seller and all amendments thereto and restatements thereof certified as of a recent date by the Secretary of State of the State of Delaware;

          (ii) the By-laws of the Seller and all amendments thereto and restatements thereof certified as of the Closing Date by an officer of the Seller;

          (iii) certificate of existence of the Secretary of State of the State of Delaware, certifying as of a recent date that the Seller exists under the laws of its state of incorporation;

     (i) The Buyer shall have received certified resolutions of the Seller's Board of Directors authorizing the transactions contemplated by this Agreement.

     (j) The Seller and the Buyer shall have entered into a three-year supply agreement whereby the Buyer shall sell to Seller and its wholly-owned subsidiaries alfalfa and red clover, pursuant to the contract annexed hereto as
EXHIBIT 12(j).

     (k) Seller shall enter in a Non-Competition Agreement with the Buyer in the form annexed hereto as EXHIBIT 3(c).

     (l)  Intentionally left blank.

     (m) The Buyer shall have received at the Closing, at Seller's expense, a standard owners title insurance policy with regard to the Nampa, Idaho real property interests transferred to the Buyer in such amount and subject to such exceptions as are satisfactory to the Buyer.

     (n) The Buyer shall have completed its due diligence review to its satisfaction and, among other things (i) determined that a satisfactory percentage of customers of the Seller will continue to do business with the Buyer following the Closing; and (ii) agreed in writing with the Seller upon an allocation of the Purchase Price among the Assets.

     (o) The Buyer shall have received assumption and assignment agreements for each material agreement requiring such agreement to be executed in order to be assigned and such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance satisfactory to Buyer, as shall be effective to vest in the Buyer good and marketable title to the Assets to put the Buyer in actual possession and operating control thereof and to assist the Buyer in exercising all rights with respect thereto.

     (p) The Buyer shall have received Seller's financial statements relating to the Business.

     (q) Since the Balance Sheet Date and through the Closing Date, there shall not have occurred any material change in the Assets or the condition (financial or otherwise) of the Business, its properties or prospects.

     (r) The Buyer shall have received all material documents required to be delivered to the Buyer under any other provision of this Agreement.

     (s) The Buyer shall have received a Certificate of Incumbency identifying the officers and directors of the Seller immediately before Closing.

     (t) The Buyer shall have received evidence satisfactory to the Buyer that Seller has paid or made provision for the payment of any transfer tax due in connection with recording of the deed(s) to the real property interests to be conveyed to the Buyer.

     (u) The Buyer shall have received deeds duly executed and acknowledged in recordable form by the Seller conveying the real property satisfactory in form to the Buyer.

     SECTION 13.    CONDITION OF ASSETS.
                    -------------------

     (a) Except as otherwise provided herein, the Fixed Assets will be sold "as is, where is and with all faults."

     (b) Except as otherwise provided herein, Seller makes no representations or warranties with respect to the physical condition or any other aspect of the Real Property, including without limitation, the structural integrity of any improvements on the Real Property, the conformity of the improvements to any plans or specifications for the Real Property that may be provided to Buyer, the conformity of the Real Property to applicable zoning or building code requirements, the existence of soil stability, past soil repairs, non-susceptibility to landslides, sufficiency or under-shoring, sufficiency of drainage, or any other matter affecting the stability or integrity of the land or any buildings or improvements situated thereon.

     (c) It is understood and agreed that the Purchase Price has been adjusted by prior negotiation to reflect that the Fixed Assets and the real property and improvements thereon are sold by Seller and purchased by Buyer subject to the foregoing.

      SECTION 14.   RISK OF LOSS; DAMAGE TO OR DESTRUCTION OF ASSETS.
                    ------------------------------------------------

     Seller assumes all risks and liability for damage or injury occurring to the Assets by fire, storm, accident, or other casualty until the Closing has been consummated. If the Assets sustain major or material damage during the period from and after the date hereof and prior to the Closing caused by fire or other casualty, either Seller or Buyer may respectively elect to terminate this Agreement by written notice to the other within fifteen (15) days after notice of such event, or at Closing, whichever is earlier. If neither Seller nor Buyer so elects pursuant to this Section 14 to terminate its obligations under this Agreement, the Closing will take place as provided herein without abatement of the Purchase Price and Seller will have no obligation of repair or replacement.

     SECTION 15.   CONDEMNATION OF REAL PROPERTY.
                   -----------------------------

     In the event that the entire Real Property or any material part thereof becomes the subject of a condemnation proceeding prior to Closing, Seller agrees immediately to advise Buyer thereof. In the event of such condemnation, Buyer will have the option to (1) take title in accordance with the terms and conditions of this Agreement and permit Seller to negotiate with the condemning authority and to receive the condemnation award, reducing the Purchase Price by the amount actually received by Seller; (2) take title in accordance with the terms and conditions of this Agreement and negotiate with the said condemning authority for the condemnation award and to receive the benefits thereof without
affecting the Purchase Price; or (3) terminate this Agreement.   Notice of the
exercise of such option by Buyer will be in writing, delivered to Seller at least ten (10) days prior to the Closing Date. If notice is not received in a timely manner as required by this Section 15, Buyer will be deemed to have elected to proceed in accordance with clause (2) above.

     SECTION 16.    CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS.  The
                    ------------------------------------------------
obligations of the Seller under this Agreement are subject to the following conditions (any of which may be waived in writing in whole or in part by the Seller):

     (a) There shall not have been any breach of the representations, warranties, covenants and agreements of the Buyer or ABT contained in this Agreement, and all such representations and warranties shall be true at all times at and before the Closing, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

     (b) The Buyer and ABT each shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by either of them. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Seller.

     (c) The Seller shall have received a certificate dated the date of the Closing and signed by the Buyer and ABT, certifying that the conditions specified in subsections (a) and (b) above have been fulfilled.

     (d) The Seller shall have received a written opinion of counsel for the Buyer and ABT, dated as of the date of Closing, in the form of EXHIBIT 16(d) attached hereto.

     (e) At the Closing, the Seller shall have received the Purchase Price and the consideration for the Non-Competition Agreement as set forth in Sections 2 and 3 hereof.

     (f) The Seller shall have received copies of the minutes and resolutions of the Board of Directors of the Buyer and ABT showing the authorization and approval by such Boards of the execution and delivery by the Buyer and ABT to the Seller of this Agreement and the agreements and instruments provided for herein and of the performance of the obligations of the Buyer and ABT under this Agreement and such other instruments and agreements, and evidencing the authority of each person executing this Agreement and such other instruments and agreements on behalf of each of them to do so, certified as of a recent date by each Secretary or another officer of the Buyer and ABT, as the Seller may reasonably request.

     (g) The Seller shall have received a certificate of incumbency identifying the officers and directors of the Buyer and ABT immediately before Closing.

     (h) The Seller shall have received all documents required to be delivered to the Seller under any other provision of this Agreement.

     (i)  Intentionally left blank.

     (j)  Intentionally left blank.

     (k) Delivery to Seller of the Escrow Agreement anticipated by Section 3(b), executed by all parties thereto.

     SECTION 17.    CONDITIONS PRECEDENT TO OBLIGATIONS OF BOTH SELLER AND
                    ------------------------------------------------------
BUYER.  The obligations of both the Seller and the Buyer to complete this
-----
transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) No Injunctions.  No action or proceeding shall have been instituted or
         --------------
threatened by any public authority or private person prior to the Closing before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this transaction or to recover any damages or obtain other relief as a result of this transaction.

     (b) Due Diligence.  The Seller and the Buyer shall each have been afforded
         -------------
the opportunity to complete their due diligence and conduct a review of the business and prospects of the other, and shall be reasonably satisfied as to such business and prospects.

     (c) Consents.  Any consent to the transaction considered by the Seller or
         --------
the Buyer to be necessary or advisable under any agreement or contract, the withholding of which might have, in the judgment of the Seller or the Buyer, a material adverse effect on the financial condition of the Business, shall have been obtained.

     SECTION 18.    TERMINATION.
                    -----------

     (a) Unless the Buyer and the Seller agree otherwise in writing, this Agreement and any management agreement shall terminate on September 30, 1998 if there has been no closing.

     (b) This Agreement may be terminated at any time prior to the Closing Date:

          (i)    By mutual written consent of the Seller, the Buyer and ABT;
or
          (ii) By the Buyer, if the Seller has materially breached any of its representations, warranties or covenants under this Agreement; or
          (iii) By the Seller, if the Buyer or ABT has materially breached any of its representations, warranties or covenants under this Agreement.

     (c) In the event of termination of this Agreement, Sections 10 (b)(ii), 11(c), 23, 24, 26 and 30 of this Agreement shall survive any such termination.

     (d) Each party to this Agreement may be subject to pay as liquidated damages and not as a penalty the amount of THREE MILLION AND 00/100 DOLLARS ($3,000,000) as follows:

          (i) If the Buyer and ABT fail to close for any reason other than clearly identified problems with the Business discovered during due diligence, then the Buyer and ABT shall pay such liquidated damages to Seller;

          (ii) If the Buyer and ABT have completed due diligence on a timely basis and are prepared to complete the purchase for at least $13,300,000 (exclusive of the $500,000 as compensation for the Non-Competition Agreement) after any adjustments resulting from due diligence and Seller refuses to close, then Seller shall pay such liquidated damages to Buyer and ABT;

          (iii) If the Closing does not occur and any party believes it is entitled to such liquidated damages, the parties shall agree to one arbitrator, who shall determine which party, if any, is entitled to such liquidated damages. Notwithstanding any provision requiring mediation, such arbitration shall proceed pursuant to Section 27 of this Agreement.

     SECTION 19.    BULK SALE ACT.  The Seller and the Buyer agree to waive
                    -------------
compliance with all applicable State Bulk Sales Acts and the rules and regulations promulgated thereunder. However, the Seller shall indemnify and hold harmless the Buyer for any losses or expenses incurred by the Buyer as a result of such waiver of compliance with such Bulk Sales Acts, as set forth in Section 8(b) hereof.

     SECTION 20.    ORDERLY TRANSFER.  The Seller shall, and hereby agrees to,
                    ----------------
cooperate with the Buyer and ABT in all reasonable ways, at no direct or indirect cost to the Seller, in effecting any orderly transfer to the Buyer of the Assets to be acquired by the Buyer hereunder.

     SECTION 21.    PARTIES IN INTEREST.  Subject to Section 32, this Agreement
                    -------------------
shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

     SECTION 22.    ENTIRE AGREEMENT.  This instrument, including the Schedules
                    ----------------
and Exhibits hereto, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof. All references herein to this Agreement shall specifically include, incorporate and refer to the Schedules and Exhibits attached hereto which are hereby made a part hereof. There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other documents referred to herein. This Agreement may not be modified or amended orally, but only by a writing signed by all the parties hereto.

     SECTION 23.    GOVERNING LAW; CONSENT TO JURISDICTION.  This Agreement and
                    --------------------------------------
all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Nevada, applicable to agreements made and to be performed wholly within said State, without regard to the conflicts of laws principles of such State.

     SECTION 24.    EXPENSES.  Each party hereto shall pay its own expenses and
                    --------
fees incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, except as hereinafter described. The Seller shall pay for the standard coverage title insurance policy, recording charges, real estate conveyance taxes and through taxes (if any), one-half of all escrow fees and other closing costs not detailed above, and the Seller's share of prorations pursuant to Section 25 below. The Buyer shall pay one-half of all escrow fees and closing costs, and the Buyer's share of prorations pursuant to Section 25 below.

     SECTION 25.    PRORATIONS.
                    ----------

     (a) General.  Rental revenues, and other income, if any, from the Real
         -------
Property and presently existing taxes, assessments, improvement bonds, and other expenses, if any, affecting the Real Property, shall be prorated as of the day following the Closing Date. For the purpose of calculating prorations, the Buyer shall be deemed to be in title to the Real Property and, therefore, entitled to the income and responsibility for the expenses for the entire day following the Closing Date.

     (b)  Intentionally left blank.

     (c)  Intentionally left blank.

     (d) Method of Prorations.  All prorations shall be made in accordance with
         ---------------------
customary practice in Canyon County, Idaho, except as expressly provided herein. The Buyer and the Seller agree to cause their accountants to prepare a schedule of tentative prorations before the Closing Date. Such prorations, if and to the extent known and agreed on as of the Closing Date, shall be paid by the Buyer to the Seller (if the prorations result in a net credit to the Seller) or by the Seller to the Buyer (if the prorations result in a net credit to the Buyer) by increasing or reducing the cash to be paid by the Buyer at Closing. Any such prorations not determined or not agreed on as of the Closing Date shall be paid by the Buyer to the Seller, or by the Seller to the Buyer, as the case may be, in cash as soon as practicable following the Closing Date. A copy of the schedule of prorations as agreed upon by the Buyer and the Seller shall be exchanged at least three business days before the Closing Date.

     SECTION 26.    IRS FORMS 8594.  Buyer and Seller agree to attach to their
                    ---------------
respective federal income tax returns for the taxable year in which the Closing occurs IRS Form 8594 completed consistently with the allocation of the Purchase Price agreed upon in accordance with Section 12(n).

     SECTION 27.    ARBITRATION. Any dispute with respect to this Agreement
                    -----------
shall be resolved by mediation and, if mediation is not successful, then by arbitration as provided herein.

     The parties agree first to endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (the "AAA") or such other mediation service as is mutually agreeable to the parties to the dispute under either the AAA's Commercial Mediation Rules or such other commercial mediation rules as is mutually agreeable to the parties to the dispute. The mediation shall take place in Chicago, Illinois with representatives of the parties present with full authority to negotiate a settlement. The parties must participate in the Mediation process with a neutral mediator for at least 10 hours over at least 2 days prior to commencement of any arbitration. If a party to the dispute refuses to participate in the mediation, the party demanding mediation may either compel mediation by seeking an appropriate order from a court of competent jurisdiction or proceed immediately to arbitration. Thereafter, any unresolved dispute shall be settled by arbitration administered by the AAA or such other arbitration service as is mutually agreeable to the parties to the dispute in accordance with the AAA's Commercial Arbitration Rules or such other commercial arbitration rules as is mutually agreeable to the parties to the dispute. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the resolution of the disputed matter as determined by the arbitrator(s) shall be binding on the parties. Any such mediation or arbitration shall be conducted in Chicago, Illinois.

     Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the establishment of the arbitral tribunal, or pending the arbitral tribunal's determination of the merits of the controversy.

     The arbitrator(s) may award costs and fees to the prevailing party if, in his/her (their) discretion, the non-prevailing party did not prosecute the arbitration or settlement of the dispute in good faith. "Costs and fees" for this purpose shall mean reasonable pre-award expenses of the arbitration, including fees for the arbitrator(s), administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys' fees. Except as otherwise awarded by the arbitrator(s), all costs and fees shall be borne by the party incurring such costs and fees.

     The award shall be in writing and shall be signed by the arbitrator(s) and shall include a statement regarding the disposition of any statutory claim.

     SECTION 28.    KNOWLEDGE.      Whenever any provision of this Agreement or
                    ----------
any agreement attached as an exhibit to this Agreement refers to the "knowledge" or the "best knowledge" of any person, such person will be deemed to have knowledge of a particular fact or other matter only if such person is actually aware of such fact or other matter. Seller will be deemed to have "knowledge" of a particular fact or other matter only if any of the following individuals has, or at any time had, knowledge of such fact or other matter: David McWilliams and Jennifer Hicks. Buyer and ABT will be deemed to have knowledge of a particular fact or other matter with respect to the Business if any individual who participated in the due diligence review of the Business for or on behalf of Buyer or ABT has, or at any time had, knowledge of such fact or matter.

     SECTION 29.    SEVERABILITY.  If any part of this Agreement is held to be
                    ------------
unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part. To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

     SECTION 30.    NOTICES.
                    -------

     (a) All notices, requests, consents and demands by the parties hereunder shall be delivered by hand, by recognized national overnight courier or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

          (i)       if to the Seller:

                    Agway, Inc.
                    333 Butternut Drive
                    DeWitt, New York 13214
                    Attention: President, Country Products Group
                    P.O. Box 4933
                    Syracuse, New York 13221

          with a copy to:

                    Agway, Inc.
                    333 Butternut Drive
                    DeWitt, NY 13214
                    Attention: General Counsel
                    P.O. Box 4933
                    Syracuse, New York 13221

          (ii)      if to the Buyer to:

                    AgriBioTech, Inc.
                    120 Corporate Park Drive
                    Henderson, NV 89014
                    Attention: Johnny R. Thomas, President
                    Telecopier No.: (702) 566-2450

          with a copy to:

                    Snow Becker Krauss P.C.
                    605 Third Avenue
                    New York, New York  10158
                    Attention: Elliot H. Lutzker, Esq.
                    Telecopier No.:  (212) 949-7052

     (b) Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

     SECTION 31.    AMENDMENT; NON-WAIVERS.  Any provision of this Agreement may
                    ----------------------
be amended, if and only if, such amendment is written and signed by each party to this Agreement. Neither any failure nor any delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of such party, unless such waiver is made by a writing executed by the party and delivered to the other parties hereto, nor shall a single or partial exercise of any right preclude any other or further exercise of any other right, power or privilege accorded to any party hereto.

     SECTION 32.    ASSIGNMENT.  This Agreement may not be assigned by any party
                    ----------
without the prior written consent of the other parties.

     SECTION 33.    DISCLOSURE.  From and after the date of this Agreement until
                    ----------
the Closing or the termination of this Agreement, the Seller will not (i) solicit or encourage inquiries or proposals with respect to, or furnish any information relating to, or participate in, any negotiations or discussions concerning the sale of the Assets with anyone other than the Buyer; or (ii) unless otherwise required by law, neither party shall make any public announcement without prior approval of the language of such announcement by the other.

     SECTION 34.    FURTHER ACTION  Each of the parties hereto shall use its
                    ---------------
best efforts to take or cause to be taken, and to cooperate with the other parties hereto to the extent necessary with respect to, all action, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

     SECTION 35.    HEADINGS.  The headings contained herein are for reference
                    --------
purposes only and shall not affect the meaning or interpretation of this Agreement.

     SECTION 36.    COUNTERPARTS.  This Agreement may be executed and delivered
                    ------------
in multiple counterpart copies, each of which shall be an original and all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.


                              AGWAY, INC. (SELLER)


                              By:    /s/ Jennifer L. Hicks
                                    ___________________________________
                                    Jennifer L. Hicks, Assistant Treasurer


                              CLARK SEEDS, INC. (BUYER)


                              By:    /s/ Kathleen L. Gillespie
                                    ___________________________________
                                    Kathleen L. Gillespie, Vice President

                              AGRIBIOTECH, INC.

                              By: /s/ Kathleen L. Gillespie
                                 _____________________________________
                                 Kathleen L. Gillespie, Vice President

                   SCHEDULES TO THE ASSET PURCHASE AGREEMENT
                               AMONG AGWAY, INC.
                    CLARK SEEDS, INC. AND AGRIBIOTECH, INC.
                    ---------------------------------------

Schedule No.                    Description
-----------                     -----------

1(a)                     The Inventory
1(b)                     The Real Property
1(c)                     The Buildings and Improvements
1(d)                     The Equipment and Machinery
1(e)                     The Office Furniture and Fixtures
1(f)                     The Automobiles, Trucks, Forklifts and Other Vehicles
1(h)                     The Pre-Paid Assets
1(i)                     The Other Assets
1(k)                     The Trade Name
1(m)                     Plant Variety Protection Act Certificates
1(n)                     The Customer List
1(r)                     The Assumed Liabilities
4(a)(1)                  The Excluded Assets
4(a)(2)                  Accounts Receivable
7(a)                     Exceptions to Title
7(c)                     Legal Proceedings; Claims
7(d)                     Trade Name
7(f)                     Material Agreements, Contracts, Commitments,
                              Obligations and Understandings
7(g)                     Violations or Restrictions
7(h)                     Court Orders and Decrees
7(j)                     Governmental Licenses, Permits, Etc.
7(k)                     Environmental Claims
7(l)                     Employee Benefit Plans
7(p)                     The Seller's Undisclosed Liabilities and Conditions
7(q)                     Compliance with Laws
7(s)                     Changes Outside of Ordinary Course
7(u)                     Non-Cancelable Labor Contracts
7(x)                     Insurance
7(y)                     Right's of Third Parties
7(z)                     Relationships with Vendors and Customers
12(o)                    List of Agreements to be Assigned and Assumed

                    EXHIBITS TO THE ASSET PURCHASE AGREEMENT
                               AMONG CANARY, INC.
                    CLARK SEEDS, INC. AND AGRIBIOTECH, INC.
                    ---------------------------------------



Exhibit No.              Description
----------               -----------
3(b)                     Escrow Agreement

3(c)                     Form of Non-Competition Agreement

7(o)                     The Seller's Financial Statements

12(f)                    Form of the Seller's Legal Opinion

16(d)                    Form of the Buyer's Legal Opinion




                                      ii